December 5, 2008

Investors May Contact:
Kevin Stitt, Bank of America, 704.386.5667
Lee McEntire, Bank of America, 704.388.6780

Reporters May Contact:
Scott Silvestri, Bank of America, 980.388.9921
scott.silvestri@bankofamerica.com

Bank of America Shareholders Approve Merrill Lynch Purchase

CHARLOTTE - Bank of America Corporation shareholders during a special meeting today approved the acquisition of Merrill Lynch & Co., Inc. by authorizing the shares of common stock to be issued in the merger.

"When this transaction closes, Bank of America will have the premier financial services franchise anchored by the cornerstone relationship products and services of deposits, credit and debit cards, mortgages and wealth management," said Bank of America Chairman and Chief Executive Officer Kenneth D. Lewis. "With Merrill Lynch, we also will significantly add to our global footprint in several businesses, including investment banking and sales and trading, enabling us to deepen existing client relationships and create greater opportunity to establish new ones."

Bank of America will have the largest wealth management business in the world with nearly 20,000 financial advisors and approximately $2.5 trillion in client assets. Global investment management capabilities will include approximately 50 percent ownership in BlackRock Inc. which had $1.26 trillion in assets under management at September 30. Bank of America had $564 billion in assets under management at September 30.

The combination also adds strengths in global debt underwriting, global equities and global merger and acquisition advice. After the acquisition, Bank of America would be the number one global debt underwriter, the top underwriter of global equity and the fourth-largest adviser on announced global mergers and acquisitions based on pro forma 2008 results through November 30.

Proposals to approve the issuance of shares of Bank of America common stock for the purposes of the transaction; to approve an amendment to the 2003 Key Associate Stock Plan, as amended and restated; to adopt an amendment to the Bank of America amended and restated certificate of incorporation to increase the number of authorized shares of Bank of America common stock; and to adjourn the meeting, were approved at the special meeting. The acquisition is expected to close by the end of the year, pending the satisfaction of customary approvals and closing conditions.

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Bank of America

Bank of America is one of the world's largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 59 million consumer and small business relationships with more than 6,100 retail banking offices, more than 18,000 ATMs and award-winning online banking with more than 25 million active users. Bank of America offers industry leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries and has relationships with 99 percent of the U.S. Fortune 500 companies and 83 percent of the Fortune Global 500. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

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